Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Rallybio Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (1)	457(c)	12,351,600	$5.41(2)	$66,822,156.00	0.00011020	$7,364.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$66,822,156.00		$7,364.00

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$7,364.00

(1)

The Registrant is hereby registering for resale from time to time by selling stockholders up to an aggregate of 12,351,600 shares of the Registrant’s common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

The registration fee is calculated in accordance with Rule 457(c) under the Securities Act, based on the average high and low prices per share of the common stock as reported on the Nasdaq Global Select Market on May 4, 2023.